Exhibit 99.1

5995 Plaza Drive Cypress, California 90630 Tel. (800) 631-0969

News Release

CONTACT:	Tyler Mason Media Relations (714) 226-3530	Suzanne Shirley Investor Relations (714) 226-3470

FOR IMMEDIATE RELEASE

PacifiCare Health Systems Announces 1st Quarter 2003 EPS of $1.91 and
Decision to Expense Stock Options and Other Stock-Based Compensation

•	First quarter year-over-year comparisons include:
•	72% increase in operating income
•	370 basis point decrease in consolidated MLR to 84.8%
•	169% increase in free cash flow

CYPRESS, Calif., April 30, 2003 — PacifiCare Health Systems, Inc. (NASDAQ: PHSY), today announced that net income for the first quarter ended March 31, 2003 was $70.8 million, or $1.91 per diluted share. This compares with a loss of $24.86 per share in the first quarter of 2002, which included a $25.96 per share non-cash goodwill impairment charge representing the cumulative effect of a change in accounting principle related to the adoption of Financial Accounting Standard (FAS) 142, and a $0.23 per share credit related to a settlement with the U.S. Office of Personnel Management. Excluding the effect of the one-time charge and credit, earnings for the first quarter last year were $0.87 per diluted share. The year-over-year increase in earnings was primarily due to commercial premium rate increases of 18%, stabilized health care cost trends and a favorable change in estimates of $0.67 per share for prior period health

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care costs. The company’s first quarter earnings excluding the change in prior period estimates was $1.24.

The PacifiCare Board of Directors has decided to make increased use of restricted shares in lieu of stock options for management compensation beginning in 2003 to reduce the overhang related to employee share ownership and minimize earnings dilution. Further, the company has adopted a policy of expensing new stock options in accordance with FAS 123, using the prospective method. The total first quarter selling, general and administrative (SG&A) expense associated with stock-based compensation was approximately $2.0 million, net of tax, or $0.05 per share, and the full year effect is estimated to be approximately $0.24 per share. Similar expenses in 2002 were negligible.

President and Chief Executive Officer Howard Phanstiel said, “We are extremely pleased that both PacifiCare’s first quarter run rate and reported earnings significantly exceeded our original expectations and allowed us to raise our full year earnings guidance to $6.00 to $6.10 per share, including the expensing of stock options. Our ability to increase medical claims and benefits payable despite membership reductions, such as CalPERS, speaks to the strength of the quarter’s results and the continued progress of our turnaround. We also believe that expensing the value of our stock-based compensation is consistent with our desire to demonstrate better financial and operational transparency.”

RECONCILIATION OF REPORTED RESULTS TO PRO FORMA RESULTS

	Three Months Ended
	March 31,

(In millions, except per-share amounts)	2003		2002

Net income:
As reported		$70.8	$(858.8)
Cumulative effect of a change in accounting principle, net of tax		—	897.0
Office of Personnel Management credits, net of tax		—	(8.1)

Pro forma net income	$	N/A	$30.1

Diluted earnings per share:
As reported		$1.91	$(24.86)
Cumulative effect of a change in accounting principle, net of tax		—	25.96
Office of Personnel Management credits, net of tax		—	(0.23)

Pro forma net income	$	N/A	$0.87

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Revenue and Membership

First quarter 2003 revenue of $2.7 billion was 4% below the same quarter a year ago primarily due to a 13% decrease in medical membership. This was partially offset by significant year-over-year increases in commercial premium yields of 18% as well as increases in senior premium yields of 5%. The previously announced loss of the CalPERS account as of January 1, 2003 accounted for approximately 95% of the reduction in commercial membership since the fourth quarter of 2002, and the balance was primarily from planned shrinkage of the Texas HMO product line. Planned market exits (principally in Houston) and benefit reductions in our Medicare+Choice business, also effective on January 1, accounted for most of the first quarter drop in senior membership.

Specialty and other revenue grew 14% year-over-year, primarily due to the strong performance of the company’s pharmacy benefit management subsidiary, Prescription Solutions. Prescription Solutions continued to grow its unaffiliated membership, which increased by approximately 161,000 members (10%) in the first quarter and rose 51% over the first quarter of last year. PacifiCare Behavioral Health’s unaffiliated membership increased by approximately 87,000 (5%) during the quarter and grew 23% year-over-year.

Health Care Costs

The consolidated medical loss ratio (MLR) of 84.8% decreased 370 basis points from the first quarter of 2002 and decreased 80 basis points sequentially. “We continue to see positive cost trends emerge in our Medicare + Choice business as a result of market exits and benefit reductions, as well as our continued focus on disease and medical management. In addition, we experienced lower utilization than we originally anticipated as we exited from Medicare + Choice in the Houston area. This contributed about one-third of the total favorable prior period adjustment in the first quarter this year.

“While we continue to assess our future participation in Medicare + Choice, the strong performance of this business over the past five quarters gives us a more positive view of its

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longevity and ultimate cash flow, and provides more time and resources to grow our commercial business from our increasing list of new product offerings,” said Phanstiel.

Selling, General & Administrative Expenses

The SG&A expense ratio of 12.0% for the first quarter of 2003 increased by 110 basis points year-over-year. The increase in this ratio was the result of lower revenues and continued investments made to enhance the company’s infrastructure in areas such as IT and claims payment, costs related to the development and marketing of our new products and expensing stock-based compensation. The SG&A ratio decreased 160 basis points sequentially, mainly due to the inclusion of additional costs in the fourth quarter of 2002 for the write-off of hardware and software associated with obsolete systems, severance, seasonal costs associated with the annual commercial group open enrollment process, and the timing of advertising and marketing expenses.

Other Financial Data

Medical claims and benefits payable (MCBP) totaled $1.1 billion at March 31, 2003, which increased from the prior quarter due to an 7% sequential increase in risk membership, offset by an increase in the speed of claims payment. Days claims payable for the first quarter compared with the fourth quarter increased to 43.5 days from 41.9 days.

“We believe this was a solid quarter by any measure, with significantly improved margins and earnings, strong free cash flow as well as cash flow from operations (adjusted for the timing of first quarter Medicare+Choice payments) and the continued maintenance of a strengthened balance sheet. We feel the stage is set for a strong year, hence our comfort with substantially increased earnings guidance,” said Executive Vice President and Chief Financial Officer Gregory W. Scott.

Earnings before interest, taxes, depreciation, amortization, (EBITDA) totaled $149.4 million in the first quarter of 2003, up 57% from the prior quarter, and 83% over the prior year.

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Conference Call, Webcast and Website Information

PacifiCare will host a conference call and webcast on Wednesday, April 30, 2003 at 2:00 PM Pacific time, 5:00 PM Eastern, to discuss this release in further detail. Interested parties can access the live conference by dialing (888) 456-0364 (1-630-395-0252 for international calls), passcode “PacifiCare” and leader “Howard Phanstiel.” A replay of the call will be available through May 22, 2003 at (800) 934-9914. Additionally, a live webcast of the call will be available at www.pacificare.com. Click on Investor Relations, then Conference Calls to access the link.

Risk Factors Regarding Cautionary Statements

The statements in this news release, including those made by Howard G. Phanstiel and Gregory W. Scott that are not historical facts are cautionary statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Such cautionary statements include, but are not limited to, those relating to earnings guidance, the expected effect of strategies already implemented and those expected to be implemented by the company, expectations regarding commercial and specialty company membership growth, the effect on earnings of expensing stock-based compensation, the positive benefits of new products and services, the company’s ability to maintain the profitability of its Medicare+Choice business and continue its participation in the Medicare+Choice program, and the ability to execute the company’s turnaround and transition into a diversified consumer health organization. Important factors that could cause results to differ materially from those expected by management include, but are not limited to, failure to implement programs to achieve expected membership targets as a result of increased premiums or benefit adjustments, inability to execute cost control strategies, including medical management programs, actual medical claims differing from current estimates, inability to maintain required capital levels at the company’s regulated subsidiaries, inability to maintain profitability and growth at the company’s specialty businesses, provider financial problems or bankruptcy, provider contracts oversight relations and other matters, unexpected increases in competition, new regulations or laws relating to capitation, Medicare reimbursements, benefit mandates, service, utilization management, provider contracts and similar matters, inability of proposed new portfolio offerings to improve membership and profitability, and inability to comply with existing bank covenants. Additional information on

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factors, risks, and uncertainties that could potentially affect our financial results may be found in documents filed with the Securities and Exchange Commission.

      PacifiCare Health Systems serves more than 3 million health plan members and approximately 9 million specialty plan members nationwide, and has annual revenues of about $11 billion. PacifiCare is celebrating its 25th anniversary as one of the nation’s largest consumer health organizations, offering individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at www.pacificare.com.

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PACIFICARE HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,

(In thousands, except per-share amounts)	2003	2002 (1)

Revenue:
Commercial	$1,232,116	$1,194,156
Senior	1,369,748	1,548,055
Specialty and other	116,743	102,419
Net investment income	20,988	18,821

Total operating revenue	2,739,595	2,863,451
Expenses:
Health care services and other:
Commercial	1,052,673	1,048,833
Senior	1,161,556	1,389,826
Specialty and other	61,534	45,374

Total health care services and other	2,275,763	2,484,033

Selling, general and administrative expenses	325,665	309,843
Amortization of intangible assets	5,566	5,374
Impairment, disposition, restructuring, Office of Personnel Management and other charges (credits), net	—	(12,851)

Operating income	132,601	77,052
Interest expense	(19,550)	(16,191)

Income before income taxes	113,051	60,861
Provision for income taxes	42,281	22,701

Income before cumulative effect of a change in accounting principle	70,770	38,160
Cumulative effect of a change in accounting principle	—	(897,000)

Net income (loss)	$70,770	$(858,840)

Weighted average common shares outstanding used to calculate basic earnings (loss) per share	36,042	34,544

Basic earnings (loss) per share:
Income before cumulative effect of a change in accounting principle	$1.96	$1.10
Cumulative effect of a change in accounting principle	—	(25.96)

Basic earnings (loss) per share	$1.96	$(24.86)

Weighted average common shares and equivalents outstanding used to calculate diluted earnings (loss) per share (2)	37,005	34,544

Diluted earnings (loss) per share (2):
Income before cumulative effect of a change in accounting principle	$1.91	$1.10
Cumulative effect of a change in accounting principle	—	(25.96)

Diluted earnings (loss) per share	$1.91	$(24.86)

(1)	Presentation changes have been made to March 31, 2002 to conform to 2003 presentation.

(2)	Dilutive potential common shares are excluded from the calculation of the year ended March 31, 2002 loss per share because they are antidilutive.

OPERATING STATISTICS

Medical loss ratio:
Consolidated	84.8%	88.5%
Private – Commercial	84.9%	86.9%
Private – Senior	63.1%	61.3%
Private – Consolidated	84.6%	86.7%
Government – Senior	85.0%	89.9%
Government – Consolidated	85.0%	89.9%
Selling, general and administrative expenses as a percentage of operating revenue (excluding net investment income)	12.0%	10.9%
Operating income as a percentage of operating revenue (excluding net investment income)	4.1%	2.0%
Effective tax rate	37.4%	37.3%

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PACIFICARE HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,

(In thousands)	2003	2002

Operating activities:
Net income (loss)	$70,770	$(858,840)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11,260	12,062
Amortization of intangible assets	5,566	5,374
Stock-based compensation expense	3,158	138
Loss on disposal of property, plant and equipment and other	2,540	616
Deferred income taxes	2,520	8,418
Provision for doubtful accounts	2,264	14,825
Amortization of notes receivable from sale of fixed assets	(1,368)	(733)
Employee benefit plan contributions in treasury stock	1,363	3,314
Amortization of capitalized loan fees	1,222	3,733
Tax benefit realized for stock option exercises	236	—
Amortization of discount on 10 3/4% senior notes	109	—
Cumulative effect of a change in accounting principle	—	897,000
Impairment, disposition, restructuring, Office of Personnel Management and other charges (credits), net	—	(12,851)
Changes in assets and liabilities:
Receivables, net	(33,519)	12,885
Prepaid expenses and other assets	(35,706)	(19,191)
Medical claims and benefits payable	56,200	(17,400)
Accounts payable and accrued liabilities	58,626	33,277
Unearned premium revenue	(402,293)	(488,138)

Net cash flows used in operating activities	$(257,052)	$(405,511)

Unearned premium revenue – primarily CMS (1)	402,293	488,138

Pro forma net cash flows provided by operating activities (1)	$145,241	$82,627

Investing activities:
Sale (purchase) of marketable securities, net	$41,950	$(33,524)
Purchase of property, plant and equipment	(9,977)	(18,626)
Purchase of marketable securities – restricted	(3,144)	(42,316)
Proceeds from the sale of property, plant and equipment	15	—

Net cash flows provided by (used in) investing activities	$28,844	$(94,466)

Financing activities:
Principal payments on long-term debt	(20,200)	(25,034)
Proceeds from issuance of common and treasury stock	2,911	5
Payments on software financing agreement	(1,089)	—
Common stock registration fees	(13)	—

Net cash flows used in financing activities	$(18,391)	$(25,029)

Net decrease in cash and equivalents	$(246,599)	$(525,006)
Beginning cash and equivalents	951,689	977,759

Ending cash and equivalents	$705,090	$452,753

(1)	Pro forma net cash flow is computed without the impact of the change in unearned premium revenue because of timing differences in when we receive payments from CMS.

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PACIFICARE HEALTH SYSTEMS, INC.

BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31,	March 31,
(in thousands)	2003	2002	2002

Assets:
Cash and equivalents and marketable securities	$1,898,559	$2,190,552	$1,537,741
Receivables, net	322,358	289,735	348,684
Property, plant and equipment, net	157,847	161,685	172,672
Goodwill and intangible assets, net	1,220,554	1,226,120	1,247,176
Other assets	417,860	383,041	385,833

Total assets	$4,017,178	$4,251,133	$3,692,106

Liabilities and equity:
Total medical claims and benefits payable	$1,100,700	$1,044,500	$1,078,500
Current portion of long-term debt	107,229	107,235	203,157
Long-term debt	710,620	731,794	566,242
Other liabilities	690,818	1,039,299	670,946
Total stockholders’ equity	1,407,811	1,328,305	1,173,261

Total liabilities and equity	$4,017,178	$4,251,133	$3,692,106

MEMBERSHIP DATA

	March 31,	December 31,	March 31,
	2003	2002	2002

Commercial:
HMO	2,039,700	2,252,000	2,390,600
PPO and indemnity	99,700	75,100	51,200
Employer self-funded	29,900	34,800	38,100

	2,169,300	2,361,900	2,479,900

Senior:
HMO	706,600	760,500	835,400
Medicare supplement	21,200	15,600	14,600

	727,800	776,100	850,000

Total HMO and other membership	2,897,100	3,138,000	3,329,900

Pharmacy benefit management (1)	4,693,100	4,773,100	4,517,900
Behavioral health (2)	3,778,200	3,876,000	3,780,200
Dental and vision (2)	694,700	687,300	738,900

(1)	Includes all PacifiCare members that are in our commercial or senior HMO, PPO, indemnity, employer self-funded and Medicare Supplement plans. All of these members either have a prescription drug benefit or are able to purchases their prescriptions utilizing our retail network contracts or our mail service.

(2)	Includes all PacifiCare commercial HMO members that are also enrolled in our behavioral health, dental and/or vision plans.

PacifiCare Health Systems, Inc.
Membership Information

	March 31, 2003			December 31, 2002			March 31, 2002

(in thousands)	Commercial	Senior	Total	Commercial	Senior	Total	Commercial	Senior	Total

HMO Membership
Arizona	146.5	87.3	233.8	141.3	88.4	229.7	146.0	93.3	239.3
California	1,344.0	359.8	1,703.8	1,543.0	386.1	1,929.1	1,619.0	426.6	2,045.6
Colorado	176.8	55.2	232.0	178.3	57.6	235.9	177.5	60.2	237.7
Guam	31.4	—	31.4	32.2	—	32.2	33.5	—	33.5
Nevada	22.3	26.6	48.9	24.3	27.4	51.7	30.3	30.1	60.4
Oklahoma	96.0	19.2	115.2	101.1	19.8	120.9	102.1	23.5	125.6
Oregon	64.0	24.9	88.9	68.0	25.3	93.3	79.4	26.6	106.0
Texas	90.2	79.1	169.3	101.1	100.4	201.5	137.3	118.0	255.3
Washington	68.5	54.5	123.0	62.7	55.5	118.2	65.5	57.1	122.6

Total HMO	2,039.7	706.6	2,746.3	2,252.0	760.5	3,012.5	2,390.6	835.4	3,226.0

Other Membership
PPO and indemnity	99.7	—	99.7	75.1	—	75.1	51.2	—	51.2
Medicare supplement	—	21.2	21.2	—	15.6	15.6	—	14.6	14.6
Employer self-funded	29.9	—	29.9	34.8	—	34.8	38.1	—	38.1

Total other membership	129.6	21.2	150.8	109.9	15.6	125.5	89.3	14.6	103.9

Total HMO and other	2,169.3	727.8	2,897.1	2,361.9	776.1	3,138.0	2,479.9	850.0	3,329.9

	March 31, 2003			December 31, 2002			March 31, 2002

(in thousands)	PacifiCare	Unaffiliated	Total	PacifiCare	Unaffiliated	Total	PacifiCare	Unaffiliated	Total

Specialty Membership
Pharmacy benefit management(1)	2,897.1	1,796.0	4,693.1	3,138.0	1,635.1	4,773.1	3,329.9	1,188.0	4,517.9
Behavioral health (2)	2,009.8	1,768.4	3,778.2	2,194.7	1,681.3	3,876.0	2,343.0	1,437.2	3,780.2
Dental and vision (2)	458.1	236.6	694.7	442.5	244.8	687.3	517.3	221.6	738.9

(1)	Pharmacy benefit management PacifiCare membership represents members that are in our commercial or senior HMO, PPO and indemnity, employer self-funded and Medicare Supplement plans. All of these members either have a prescription drug benefit or are able to purchase their prescriptions utilizing our retail network contracts or our mail service.

(2)	Behavioral health, dental and vision PacifiCare membership represents members in our commercial HMO that are also enrolled in our behavioral health, dental and/or vision plans.

Supplemental Schedules — Page 1

PacifiCare Health Systems, Inc.
Percent of Managed Care Membership Under Capitated vs. Risk-based Arrangements

	Hospital			Physician

	3/31/03	12/31/02	3/31/02	3/31/03	12/31/02	3/31/02

Commercial
Capitated	36%	44%	46%	68%	76%	77%
Risk-based	64%	56%	54%	32%	24%	23%
Senior
Capitated	55%	57%	57%	73%	77%	76%
Risk-based	45%	43%	43%	27%	23%	24%
Consolidated
Capitated	40%	47%	49%	69%	76%	77%
Risk-based	60%	53%	51%	31%	24%	23%

Supplemental Schedules — Page 2

PacifiCare Health Systems, Inc.
Changes in Medical Claims & Benefits Payable

(in thousands)
Balance December 31, 2002	$1,044,500
IBNR membership increases	50,900	Primarily related to a 10% increase in commercial risk membership compared to the quarter ended December 31, 2002.
IBNR health care increases	41,400	Health care costs per risk member increased compared to the quarter ended December 31, 2002.
All other IBNR changes in claims payments	(29,500)	The days to turn claims decreased in the quarter ended March 31, 2003.
Net IBNR increase	62,800
All other changes	(6,600)

Balance March 31, 2003	$1,100,700

Supplemental Schedules — Page 3

PacifiCare Health Systems, Inc.

Medical Claims and Benefits Payable (MCBP) Information

			Three months ended

		March 31, 2002	December 31, 2002	March 31, 2003
Commercial	Days in the quarter	90	92	90

A	MCBP ($000s) at end of period	$607,923	$615,425	$679,804
B	Total HMO and PPO commercial members (000s) at end of period	2,440	2,325	2,138
C=A/B	MCBP per member at end of period	$249.15	$264.70	$318.03
D=A/(Health care costs/Days in quarter)	Days claims payable	50.0	51.2	54.9
E	IBNR ($000s)	$404,625	$410,357	$477,643
F	Claims expense per day	$5,069	$5,269	$6,198
G=E/F	IBNR days claims payable	79.8	77.9	77.1
H	Days to turn claims (1) (2)	70.0	62.6	62.6
Senior

A	MCBP ($000s) at end of period	$470,577	$429,075	$420,896
B	Total HMO and Medicare Supplement members (000s) at end of period	850	776	728
C=A/B	MCBP per member at end of period	$553.62	$552.93	$578.18
D=A/(Health care costs/Days in quarter)	Days claims payable	30.5	33.3	32.6
E	IBNR ($000s)	$345,090	$311,660	$312,519
F	Claims expense per day	$4,914	$3,970	$4,272
G=E/F	IBNR days claims payable	70.2	78.5	73.2
H	Days to turn claims (1) (2)	65.1	58.9	58.9
Consolidated

A	MCBP ($000s) at end of period	$1,078,500	$1,044,500	$1,100,700
B	Total members (000s) at end of period	3,290	3,101	2,865
C=A/B	MCBP per member at end of period	$327.81	$336.83	$384.12
D=A/(Health care costs/Days in quarter)	Days claims payable	39.1	41.9	43.5
E	IBNR ($000s)	$749,715	$722,017	$790,162
F	Claims expense per day	$9,983	$9,239	$10,470
G=E/F	IBNR days claims payable	75.1	78.1	75.5
H	Days to turn claims (1) (2)	67.3	60.7	60.7
I	Days receipts on hand (3)	6.0	6.6	6.3

Note 1	—	Excludes PPO, POS, Specialty Company and third party administered claims. These excluded claims do not materially impact the calculations.

Note 2	—	March 31, 2003 days to turn claims assumes no further improvement in speed.

Note 3	—	Excludes Specialty Company claims. These excluded claims do not materially impact the calculations.

Supplemental Schedules — Page 4

PacifiCare Health Systems, Inc.
Medical Claims and Benefits Payable (MCBP) Information

		Q1 2003 compared to Q1 2002
References/Calculations	Analysis	Commercial	Senior	Consolidated

P=line H on MCBP information	Days to turn claims — March 31, 2003	62.6	58.9	60.7
Q= line H on MCBP information	Days to turn claims — March 31, 2002	70.0	65.1	67.3

R=P-Q	Decrease in days to turn claims from March 31, 2002 to March 31, 2003	(7.4)	(6.2)	(6.6)
S = line F on MCBP information	Q1 2002 claims expense per day ($000s)	$5,069	$4,914	$9,983

T=R*S	Expected IBNR decrease from improved speed of claims payments	($37,713)	($30,466)	($65,487)
U = line B on MCBP information	Total members at March 31, 2002 (000s)	2,440	850	3,290
V =T/U	IBNR decrease per member from improved speed of claims payments	($15.46)	($35.84)	($19.91)
W = line C on MCBP information	MCBP per member at March 31, 2002	$249.15	$553.62	$327.81

X =V+W	Expected MCBP per member Q1 2002 assuming improved speed of claims payments	$233.69	$517.78	$307.91

Y = line C on MCBP information	MCBP per member at March 31, 2003	$318.03	$578.18	$384.12

Z = (Y-X)/X	MCBP per member increase over prior year (trend covered)	36.1%	11.7%	24.8%

	Compares To:
AA	Health care cost per member — Three months ended March 31, 2002	$149.35	$536.61	$250.51
BB	Health care cost per member — Three months ended March 31, 2003	$173.50	$529.42	$264.13
CC=(BB-AA)/AA	Health care cost increase per member over first quarter of prior year	16.2%	-1.3%	5.4%

Supplemental Schedules — Page 5